Exhibit 99.1

Antero Midstream Announces Third Quarter 2022 Financial and Operational Results

Denver, Colorado, October 26, 2022—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its third quarter 2022 financial and operational results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Third Quarter 2022 Earnings Highlights:

•	Net Income was $84 million, or $0.17 per diluted share
•	Adjusted Net Income was $96 million, or $0.20 per share (non-GAAP measure)
•	Adjusted EBITDA was $223 million (non-GAAP measure)
•	Net cash provided by operating activities was $177 million
•	Free Cash Flow after dividends was $30 million (non-GAAP measure)
•	Low pressure gathering volumes per day increased by 3% compared to the prior year quarter
•	Announced a $205 million bolt-on acquisition of Marcellus gathering and compression assets

Paul Rady, Chairman and CEO said, “This quarter marked an important inflection point as we generated $30 million of Free Cash Flow after dividends. This was driven by a reduction in capital expenditures as we completed milestone projects supporting the expected growth from the drilling partnership. This transition to generating consistent Free Cash Flow after dividends significantly de-risks our business model over the next several years and positions us well to achieve our leverage target of 3.0x or less by year end 2024.”

Mr. Rady added, “In addition, we closed the $205 million bolt-on acquisition of gathering and compression assets in the Marcellus Shale. This complementary acquisition with highly visible throughput in the core of the Marcellus Shale is a strategic fit with Antero Midstream’s assets.”

Marcellus Bolt-on Acquisition Closing

On October 25, 2022, Antero Midstream closed the previously announced bolt-on acquisition of Marcellus gathering and compression assets from Crestwood Equity Partners, LP (NYSE: CEQP) for $205 million in cash. The transaction was financed with borrowings under the Company’s revolving credit facility. The assets include 72 miles of dry gas gathering pipelines and nine compressor stations with approximately 700 MMcf/d of capacity. The transaction increases Antero Midstream’s compression capacity by 20% and gathering pipeline mileage by 15%, and importantly, has significant available capacity for growth without significant capital investment. Antero Midstream has identified over $50 million of discounted future capital avoidance, integration and operational synergies, resulting in an adjusted transaction multiple of 4.5x next twelve months estimated Adjusted EBITDA.

The acquisition includes approximately 120,000 gross dedicated acres for gathering and compression and over 425 undeveloped drilling locations from Antero Resources. In addition, through the first nine months of 2022, Antero Resources has also added approximately 60 drilling locations from its organic leasing program. This results in approximately 485 total locations added year-do-date dedicated to Antero Midstream, which represents an additional seven to eight years of drilling inventory at the current development pace.

Brendan Krueger, CFO of Antero Midstream, said “Antero Midstream’s highly visible and sustainable Free Cash Flow after dividends profile allowed us to finance the $205 million bolt-on acquisition with revolver borrowings. This strategic acquisition, with over $50 million of discounted future capital avoidance and synergies, is expected to further enhance our Free Cash Flow profile after dividends by over 10% through 2026.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage and Free Cash Flow after dividends please see “Non-GAAP Financial Measures.”

Third Quarter 2022 Financial Results

Low pressure gathering volumes for the third quarter of 2022 averaged 2,952 MMcf/d, a 3% increase as compared to the prior year quarter. Low pressure gathering volumes were in excess of the growth incentive fee threshold of 2,900 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the third quarter of 2022 averaged 2,794 MMcf/d, a 2% increase compared to the prior year quarter. High pressure gathering volumes averaged 2,802 MMcf/d, in line with the third quarter of 2021. Fresh water delivery volumes averaged 103 MBbl/d during the quarter, a 13% increase compared to the third quarter of 2021.

Gross processing volumes from our processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) averaged 1,474 MMcf/d for the third quarter of 2022, a 4% decrease compared to the prior year quarter. Joint Venture processing capacity was 92% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 36 MBbl/d, a 3% decrease compared to the prior year quarter. Joint Venture fractionation capacity was 90% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended September 30,
Average Daily Volumes:	2021	2022	% Change
Low Pressure Gathering (MMcf/d)	2,880	2,952	3%
Compression (MMcf/d)	2,734	2,794	2%
High Pressure Gathering (MMcf/d)	2,811	2,802	*
Fresh Water Delivery (MBbl/d)	91	103	13%
Gross Joint Venture Processing (MMcf/d)	1,539	1,474	(4)%
Gross Joint Venture Fractionation (MBbl/d)	37	36	(3)%

    * Not meaningful

For the three months ended September 30, 2022, revenues were $231 million, comprised of $176 million from the Gathering and Processing segment and $55 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues included $2 million from third party water business and $24 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $20 million and $27 million, respectively, for a total of $47 million. Water Handling operating expenses include $23 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $8 million during the third quarter of 2022. Total operating expenses during the third quarter of 2022 included $6 million of equity-based compensation expense, $34 million of depreciation and a $2 million gain on asset sale.

Net Income was $84 million, or $0.17 per diluted share. Net Income adjusted for amortization of customer relationships, impairment expense, and gain on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $96 million. Adjusted Net Income was $0.20 per share.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2021	2022
Net Income	$89,327	84,014
Amortization of customer relationships	17,668	17,668
Impairment expense	203	—
Gain on asset sale	—	(2,092)
Tax effect of reconciling items(1)	(4,455)	(4,012)
Adjusted Net Income	$102,743	95,578

(1)	Statutory tax rate was approximately 24.9% for 2021 and 25.8% for 2022.

Adjusted EBITDA was $223 million, a 2% increase compared to the prior year quarter. Interest expense was $48 million, a 7% increase compared to the prior year quarter. Capital expenditures were $37 million, a 54% decrease compared to the prior year quarter. Free Cash Flow before dividends was $138 million, a 47% increase compared to the prior year quarter. Free Cash Flow after dividends was $30 million compared to a $13 million deficit in the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2021	2022
Net Income	$89,327	84,014
Interest expense, net	44,544	47,835
Income tax expense	32,038	30,332
Amortization of customer relationships	17,668	17,668
Depreciation expense	27,487	34,206
Impairment expense	203	—
Gain on asset sale	—	(2,092)
Accretion of asset retirement obligations	114	50
Equity-based compensation	3,255	5,553
Equity in earnings of unconsolidated affiliates	(24,088)	(24,411)
Distributions from unconsolidated affiliates	28,930	29,965
Adjusted EBITDA	$219,478	223,120
Interest expense	(44,544)	(47,835)
Capital expenditures (accrual-based)	(80,873)	(37,168)
Free Cash Flow before dividends	$94,061	138,117
Dividends declared (accrual-based)	(107,436)	(107,659)
Free Cash Flow after dividends	$(13,375)	30,458

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2021	2022
Net cash provided by operating activities	$185,115	176,795
Amortization of deferred financing costs	(1,419)	(1,440)
Settlement of asset retirement obligations	212	479
Changes in working capital	(8,974)	(549)
Capital expenditures (accrual-based)	(80,873)	(37,168)
Free Cash Flow before dividends	$94,061	138,117
Dividends declared (accrual-based)	(107,436)	(107,659)
Free Cash Flow after dividends	$(13,375)	30,458

Third Quarter 2022 Operating Update

Gathering and Processing — During the third quarter of 2022, Antero Midstream connected 22 wells to its gathering system. Antero Midstream finished construction on the Wetzel County high pressure pipeline that was placed online in the third quarter of 2022. This high pressure trunkline, in addition to the compression capacity placed in service in the second quarter of 2022 will support the expected throughput growth in 2023 and beyond.

Water Handling— Antero Midstream’s water delivery systems serviced 18 well completions during the third quarter of 2022. These completions, which drove a 13% increase in fresh water delivery volumes compared to the prior year quarter, will generate momentum in throughput volume growth in 2023.

Capital Investments

Accrued capital expenditures were $37 million during the third quarter of 2022. The company invested $54 million in gathering, compression, and water infrastructure primarily in the liquids-rich midstream corridor of the Marcellus shale. In addition, the Company received a $17 million reimbursement of the prior capital expenditures related to the sale of the Smithburg 2 processing plant. As a result, Antero Midstream expects full year 2022 capital expenditures to be at the low end of the capital budget guidance range of $275 million to $300 million.

Conference Call

A conference call is scheduled on Thursday, October 27, 2022 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, November 3, 2022 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726235. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, November 3, 2022 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships and impairment expense, excluding gain on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, income tax expense, amortization of customer relationships, depreciation expense, impairment expense, (gain) on asset sale, accretion of asset retirement obligations, loss on settlement of asset retirement obligations and loss on early extinguishment of debt and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, investments in unconsolidated affiliates, and return of investment in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended September 30,
	2021	2022
Capital expenditures (as reported on a cash basis)(1)	$83,687	57,120
Change in accrued capital costs	(2,814)	(19,952)
Capital expenditures (accrual basis)	$80,873	37,168

(1)	Cash basis capital expenditures includes $17 million return of investment in unconsolidated affiliate in 2022.

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

September 30, 2022
Bank credit facility	$564,800
7.875% senior notes due 2026	550,000
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
Consolidated total debt	$3,164,800
Cash and cash equivalents	—
Consolidated net debt	$3,164,800

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

Twelve Months Ended September 30, 2022
Net Income	$322,075
Interest expense	181,906
Income tax expense	113,374
Amortization of customer relationships	70,672
Depreciation expense	126,015
Impairment expense	7,162
Accretion of asset retirement obligations	291
Equity-based compensation	17,229
Equity in earnings of unconsolidated affiliates	(94,571)
Distributions from unconsolidated affiliates	122,345
Loss on settlement of asset retirement obligations	539
Loss on early extinguishment of debt	1,056
Gain on asset sale	(2,242)
Adjusted EBITDA	$865,851

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to realize the benefits of the Marcellus bolt-on acquisition, including the anticipated capital avoidance and synergies, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of geopolitical events and world health events, including the COVID-19 pandemic, cybersecurity risk, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

For more information, contact Brendan Krueger – CFO of Antero Midstream, at (303) 357-7172 or bkrueger@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	September 30,
	2021	2022
Assets
Current assets:
Accounts receivable–Antero Resources	$81,197	77,301
Accounts receivable–third party	747	1,988
Income tax receivable	940	940
Other current assets	920	556
Total current assets	83,804	80,785

Property and equipment, net	3,394,746	3,508,008
Investments in unconsolidated affiliates	696,009	659,006
Customer relationships	1,356,775	1,303,771
Other assets, net	12,667	12,251
Total assets	$5,544,001	5,563,821

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,956	2,648
Accounts payable–third party	23,592	24,125
Accrued liabilities	80,838	72,952
Other current liabilities	4,623	6,657
Total current liabilities	114,009	106,382
Long-term liabilities:
Long-term debt	3,122,910	3,143,169
Deferred income tax liability	13,721	98,519
Other	6,663	3,896
Total liabilities	3,257,303	3,351,966

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2021 and September 30, 2022
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2021 and September 30, 2022	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 477,495 and 478,462 issued and outstanding as of December 31, 2021 and September 30, 2022, respectively	4,775	4,784
Additional paid-in capital	2,414,398	2,123,057
Retained earnings (accumulated deficit)	(132,475)	84,014
Total stockholders' equity	2,286,698	2,211,855
Total liabilities and stockholders' equity	$5,544,001	5,563,821

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2021	2022
Revenue:
Gathering and compression–Antero Resources	$188,716	185,640
Water handling–Antero Resources	53,511	61,411
Water handling–third party	245	1,651
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	224,804	231,034
Operating expenses:
Direct operating	39,499	46,648
General and administrative (including $3,255 and $5,553 of equity-based compensation in 2021 and 2022, respectively)	14,810	13,587
Facility idling	870	865
Depreciation	27,487	34,206
Impairment of property and equipment	203	—
Accretion of asset retirement obligations	114	50
Gain on asset sale	—	(2,092)
Total operating expenses	82,983	93,264
Operating income	141,821	137,770
Other income (expense):
Interest expense, net	(44,544)	(47,835)
Equity in earnings of unconsolidated affiliates	24,088	24,411
Total other expense	(20,456)	(23,424)
Income before income taxes	121,365	114,346
Income tax expense	(32,038)	(30,332)
Net income and comprehensive income	$89,327	84,014

Net income per share–basic	$0.19	0.18
Net income per share–diluted	$0.19	0.17

Weighted average common shares outstanding:
Basic	477,442	478,460
Diluted	479,695	480,318

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

(Unaudited)

	Three Months Ended		Amount of
	September 30,		Increase	Percentage
	2021	2022	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	264,999	271,569	6,570	2%
Compression (MMcf)	251,555	257,025	5,470	2%
Gathering—high pressure (MMcf)	258,585	257,757	(828)	*
Fresh water delivery (MBbl)	8,335	9,515	1,180	14%
Other fluid handling (MBbl)	4,325	5,280	955	22%
Wells serviced by fresh water delivery	18	18	—	*
Gathering—low pressure (MMcf/d)	2,880	2,952	72	3%
Compression (MMcf/d)	2,734	2,794	60	2%
Gathering—high pressure (MMcf/d)	2,811	2,802	(9)	*
Fresh water delivery (MBbl/d)	91	103	12	13%
Other fluid handling (MBbl/d)	47	57	10	21%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.34	0.01	3%
Average compression fee ($/Mcf)	$0.20	0.21	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.20	0.21	0.01	3%
Average fresh water delivery fee ($/Bbl)	$3.96	4.04	0.08	2%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	141,580	135,611	(5,969)	(4)%
Fractionation—Joint Venture (MBbl)	3,408	3,287	(121)	(4)%
Processing—Joint Venture (MMcf/d)	1,539	1,474	(65)	(4)%
Fractionation—Joint Venture (MBbl/d)	37	36	(1)	(3)%

* Not meaningful

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

(Unaudited)

	Three Months Ended September 30, 2022
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$197,640	61,411	—	259,051
Revenue–third-party	—	1,651	—	1,651
Gathering—low pressure rebate	(12,000)	—	—	(12,000)
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	176,369	54,665	—	231,034
Operating expenses:
Direct operating	19,813	26,835	—	46,648
General and administrative (excluding equity-based compensation)	5,657	1,300	1,077	8,034
Equity-based compensation	4,233	1,125	195	5,553
Facility idling	—	865	—	865
Depreciation	21,177	13,029	—	34,206
Accretion of asset retirement obligations	—	50	—	50
Gain on asset sale	(2,056)	(36)	—	(2,092)
Total operating expenses	48,824	43,168	1,272	93,264
Operating income	127,545	11,497	(1,272)	137,770
Other income (expense):
Interest expense, net	—	—	(47,835)	(47,835)
Equity in earnings of unconsolidated affiliates	24,411	—	—	24,411
Total other income (expense)	24,411	—	(47,835)	(23,424)
Income before income taxes	151,956	11,497	(49,107)	114,346
Income tax expense	—	—	(30,332)	(30,332)
Net income and comprehensive income	$151,956	11,497	(79,439)	84,014

Adjusted EBITDA				$223,120

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2022
Cash flows provided by (used in) operating activities:
Net income	$252,991	243,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	80,956	98,181
Accretion of asset retirement obligations	347	178
Impairment	1,582	3,702
Deferred income tax expense	88,547	84,798
Equity-based compensation	10,326	14,026
Equity in earnings of unconsolidated affiliates	(66,347)	(70,467)
Distributions from unconsolidated affiliates	87,115	90,470
Amortization of customer relationships	53,004	53,004
Amortization of deferred financing costs	4,152	4,268
Settlement of asset retirement obligations	(814)	(1,395)
Loss on settlement of asset retirement obligations	—	539
Loss (gain) on asset sale	3,628	(2,242)
Loss on early extinguishment of debt	20,701	—

Changes in assets and liabilities:
Accounts receivable–Antero Resources	(11,429)	5,596
Accounts receivable–third party	594	(822)
Income tax receivable	16,311	—
Other current assets	810	242
Accounts payable–Antero Resources	(705)	(2,006)
Accounts payable–third party	11,058	12,228
Accrued liabilities	(7,337)	(2,773)
Net cash provided by operating activities	545,490	530,976
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(120,727)	(190,407)
Additions to water handling systems	(36,221)	(45,747)
Investments in unconsolidated affiliates	(2,070)	—
Return of investment in unconsolidated affiliate	—	17,000
Cash received in asset sale	1,653	4,026
Change in other assets	—	(24)
Change in other liabilities	—	(804)
Net cash used in investing activities	(157,365)	(215,956)
Cash flows provided by (used in) financing activities:
Dividends to stockholders	(363,712)	(325,120)
Dividends to preferred stockholders	(413)	(413)
Issuance of senior notes	750,000	—
Redemption of senior notes	(667,472)	—
Payments of deferred financing costs	(9,449)	(302)
Borrowings (repayments) on bank credit facilities, net	(92,800)	17,600
Employee tax withholding for settlement of equity compensation awards	(4,885)	(6,785)
Other	(34)	—
Net cash used in financing activities	(388,765)	(315,020)
Net decrease in cash and cash equivalents	(640)	—
Cash and cash equivalents, beginning of period	640	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$132,360	130,236
Cash received during the period for income taxes	$16,913	—
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$22,675	(17,130)